News Release
FOR IMMEDIATE RELEASE

DATE:	August 8, 2007

CONTACT:	Robert H. King,	R. Scott Horner,
	President	Executive Vice President
	856 273 5900	856 273 5900
	rking@sterlingnj.com	shorner@sterlingnj.com

Sterling Banks, Inc. Reports Second Quarter 2007 Earnings, Successful Post Acquisition Systems Consolidation, and opening of 12th Branch

Mount Laurel, NJ, August 8, 2007 -- Sterling Banks, Inc. (NASDAQ: STBK), the bank holding company of Sterling Bank, today reported income before taxes of $10,000 for the quarter ended June 30, 2007, compared to income before taxes of $474,000 for the second quarter of 2006.  Net income amounted to $2,000 for the second quarter of 2007, compared to net income of $294,000 for the second quarter of 2006.  On a basic and diluted per share basis, net income for the second quarter of 2007 amounted to $0.00 per share, compared to net income of $0.06 per share for the second quarter of 2006. For the six month period ended June 30, 2007, results of operations reflected a loss before tax benefit of $53,000 compared to income before taxes of $1,090,000 for the six month period ended June 30, 2006.  The net loss for the six month period ended June 30, 2007 totaled $47,000, compared to net income of $676,000 for the same period of 2006.  On a basic and diluted per share basis, the net loss for the six month period ended June 30, 2007 was $0.01 per share, compared to net income of $0.13 per share for the same period of 2006.

These results reflect the completion on March 16, 2007 of the acquisition of Farnsworth Bancorp, Inc., and its primary operating subsidiary, Peoples Savings Bank, as previously announced.  On April 13, 2007, organizational and operating systems were consolidated, and the two locally focused entities now operate exclusively as Sterling Bank.  On May 1, 2007, Sterling Banks, Inc. completed the issuance of $6.0 million of Trust Preferred Securities, providing enhanced capital to support the activities of Sterling Bank.  Additionally, on June 16,2007, Sterling Bank opened its newly constructed Delran Community Banking Center, located at the intersection of Bridgeboro and Hartford Roads, in Delran Township, NJ.  This represents the twelfth retail location of Sterling Bank, which has expanded from six locations since November 2005.

The Company’s change in earnings is attributable primarily to an increase of $1.1 million, or 20%, in noninterest expenses, from $5.5 million during the first six months of 2006, to $6.6 million during the first six months of 2007.  An increase in compensation expense of $428,000, or 14%, is primarily related to personnel costs for staffing increases due to the merger with Farnsworth Bancorp in March 2007.  Occupancy, equipment and data processing expenses increased $232,000, or 17%, primarily as a result of the merger.  Professional services and other operating expenses increased $417,000, or 40%, primarily as a result of $253,000 in one time start up costs related to the formation of our holding company, Sterling Banks, Inc. in March 2007.

3100 Route 38, Mount Laurel, New Jersey 08054

As of June 30, 2007, the Company’s assets totaled $438 million, compared to assets of $342 million on June 30, 2006, representing a 28% increase.  Total loans amounted to $321 million on June 30, 2007, reflecting an increase of 30% over total loans as of June 30, 2006 of $246 million.  Total deposits expanded to $386 million on June 30, 2007, an increase of 30% from $296 million on June 30, 2006.

Robert H. King, President and CEO noted, “this has been a period of dramatic positive change for Sterling Banks, Inc., as we seek opportunities to enhance our operating base during a period marked by the presence of significant challenges in the form of an extended period of an inverted to flat yield curve, and the resulting margin compression that has had a negative impact on community banking nationwide. Additionally, competitive changes in our direct marketplace, including ongoing industry consolidation, provide new opportunities for meaningful customer base expansion. We are satisfied with the successful execution of the dynamics of the Farnsworth acquisition, and we are quite pleased with Sterling’s enhanced market positioning.”

Sterling Banks, Inc.
Consolidated Financial Highlights (unaudited)
As of, and for the six months ended, June 30, 2007 and 2006

	Three Months Ended		Six Months Ended
	06/30/2007	06/30/2006	06/30/2007	06/30/2006
INCOME STATEMENT
Interest income	$6,943,000	$5,667,000	$12,584,000	$11,299,000
Interest expense	3,646,000	2,541,000	6,379,000	4,982,000
Net interest income	3,297,000	3,126,000	6,205,000	6,317,000
Provision for loan losses	45,000	45,000	101,000	90,000
Net interest income after provision for
loan losses	3,252,000	3,081,000	6,104,000	6,227,000
Noninterest income	232,000	188,000	401,000	343,000
Noninterest expenses	3,474,000	2,795,000	6,558,000	5,480,000
Income (loss) before taxes	10,000	474,000	(53,000)	1,090,000
Income tax expense (benefit)	8,000	180,000	(6,000)	414,000
Net income	$2,000	$294,000	$(47,000)	$676,000

PER SHARE DATA
Basic and Diluted earnings (losses) per share	$0.00	$0.06	$(0.01)	$0.13
Dividends paid on common shares	$0.03	$0.03	$0.06	$0.06

Average shares outstanding – Basic	5,839,670	5,009,358	5,506,541	5,006,814
Average shares outstanding – Diluted	5,863,452	5,111,455	5,506,541	5,111,772

BALANCE SHEET
Assets
Cash & due from banks			$16,616,000	$18,176,000
Federal funds sold			15,161,000	7,037,000
Total investment securities			53,956,000	58,545,000
Restricted stock			1,412,000	1,654,000
Total loans			321,386,000	245,762,000
Allowance for loan losses			(2,886,000)	(1,244,000)
Other assets			32,613,000	12,128,000
Total assets			$438,258,000	$342,058,000

Liabilities
Total deposits			$386,450,000	$296,021,000
Total borrowings			7,050,000	10,735,000
Other liabilities			1,481,000	946,000
Total liabilities			394,981,000	307,702,000

Shareholders' equity
Common stock			11,688,000	9,552,000
Additional paid-in capital			29,696,000	22,892,000
Retained earnings			2,574,000	3,149,000
Accumulated other comprehensive losses			(681,000)	(1,237,000)
Total shareholders' equity			43,277,000	34,356,000
Total liabilities and shareholders’ equity			$438,258,000	$342,058,000

PERFORMANCE RATIOS
Book value per share			$7.41	$6.85
Tangible book value per share			$4.84	$6.85
Return on average assets	0.00%	0.34%	(0.02)%	0.38%
Return on average equity	0.02%	3.44%	(0.24)%	3.99%
Net interest margin	3.30%	3.76%	3.45%	3.79%

Sterling Banks, Inc. is a bank holding company which commenced operations in March 2007, with assets of $438 million as of June 30, 2007 and is headquartered in Mount Laurel Township, Burlington County.  Sterling Bank is a community bank which commenced operations in December 1990 with the purpose of serving consumers and small to medium-sized businesses in its market area.  Sterling Bank's main office is located in Mount Laurel, New Jersey, and its eleven other Community Banking Centers are located in Burlington and Camden Counties in New Jersey.  The Bank's deposits are insured to the applicable regulatory limits per depositor by the Federal Deposit Insurance Corporation.  Sterling Bank is a member of the Federal Reserve System.  The common stock of Sterling Banks, Inc. is traded on the NASDAQ Capital Market under the symbol "STBK”.  For additional information about Sterling Bank and Sterling Banks, Inc. visit our website at http://www.sterlingnj.com.

This news release may contain certain forward-looking statements, such as statements of the Company’s plans, objectives, expectations, estimates and intentions.  Forward-looking statements may be identified by the use of words such as “expects,” “subject,” “believe,” “will,” “intends,” “will be” or “would.”  These statements are subject to change based on various important factors (some of which are beyond the Company’s control).  Readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis only as of the date of which they are given).  These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, the ability of the Bank to effectively manage its growth, and results of regulatory examinations, among other factors.  Sterling Banks, Inc. cautions that the foregoing list of important factors is not exclusive.  Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006, Quarterly Reports on Form 10-QSB, and Current Reports on Form 8-K.